EXHIBIT 5.1

                                YIGAL ARNON & CO.
                              ADVOCATES AND NOTARY

                          TEL AVIV    September 19, 2007
                          Ref.        4182

Direct Dial:      +972-2-623 9200
Direct Fax:       +972-2-623 9236
E-mail:           barry@arnon.co.il

Healthcare Technologies Ltd.
Beit Armagad
32 Shaham St.
Kiryat Matalon
PETACH TIKVA, ISRAEL 49170

          RE:  REGISTRATION STATEMENT ON FORM S-8

Dear Sirs:

     We have acted as Israeli counsel for Healthcare Technologies Ltd., a company organized under the laws of Israel (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended, for the purposes of registering 237,500 of its Ordinary Shares (the "Shares"), nominal value New Israeli Shekel 0.04 per share, that may be issued pursuant to options that have been, or may hereafter be, granted pursuant to the 2003 Israeli Share and Option Plan, as amended as of August 27, 2007 (the "Plan").

     On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued upon due exercise of options granted or hereafter granted under the Plan in accordance with the provisions of the Plan and the related option agreements (including payment of the option exercise price provided for therein), will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

     The above opinion is based on facts existing on the date hereof and of which we are aware. We express no opinion as to any laws other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for purpose of giving this opinion, made any investigation of the laws of any other jurisdiction.


                                                     Very truly yours,
                                                     /s/ Yigal Arnon & Co.
                                                     Yigal Arnon & Co.